Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSPi
Tel: 978.954.5040
Fax: 978.455.3251

CSPi Reports Third-Quarter Fiscal 2018 Financial Results

Lowell, MA, August 13, 2018 - CSPi (NASDAQ: CSPI), a provider of managed IT services, security solutions and packet capture products, today reported financial results for the third quarter ended June 30, 2018.

The Company also announced that its board of directors has voted to increase the quarterly dividend to $0.15 per share to be paid to shareholders of record on August 31, 2018, payable on September 14, 2018.

Management Comments

“We closed an eventful third quarter in which we announced the sale of our Germany operations and continued to execute on our transformation toward capitalizing on the demand for cybersecurity products and the proliferation of wireless,” said Chief Executive Officer Victor Dellovo. “Revenues declined about 24%, primarily due to significant product purchases by one of our major customers last year in U.S., lower multicomputer sales and a delay in the launch of the ARIA Software Defined Security (SDS) platform. On the bottom line, we reported net income per share of $0.00 compared with $0.24 a year ago, mainly due to volume leverage. We had a net income per share of $0.11 from continuing operations that was offset by a net loss of $0.11 per share from discontinued operations.”

“In our High-Performance Products segment, we experienced stronger-than-expected demand for our legacy products from equipment manufacturers, which has helped stem the anticipated decline in this product line. We also continued to invest in developing our next-generation cybersecurity platform ARIA SDS to meet the needs of the Managed Security Service Provider (MSSP) market. We are encouraged by diverse market opportunities for our ARIA solution and expect to begin to realize revenue from the product early in fiscal 2019. Multicomputer sales this quarter were primarily for boards for projects within the E-2D and foreign military programs. We saw increased multicomputer orders in the third quarter compared with the first half of the year and expect this level of activity to continue in the fourth quarter.”

“In Technology Solutions, revenues were down due to lower product sales in the U.S., which was partially offset by demand for our managed IT services and wireless security offerings in the U.S. At the end of the quarter, we announced the sale of our Germany operations to European IT service provider and media conglomerate Reply for €10.0 million in cash and in addition we received €2.3 million in cash from CSPi GmbH from cash on the balance sheet at the time of closing (total of approximately $14.1 million at the current exchange rate). The transaction closed on July 31, 2018. CSPi will realize a significant gain on the sale of the Germany operations.”

“We continue to execute on our strategy to transform CSPi from a company focused on defense-related multicomputer business to a growing managed services business that can capitalize on the demand for cybersecurity products and the proliferation of wireless. Through the sale of the Germany operations we

Exhibit 99.1

now have greater management time and financial resources to better capitalize on managed services opportunities,” concluded Dellovo.

Financial Results
For the third quarter of fiscal 2018, revenue decreased to $20.0 million from $26.4 million in the third quarter a year ago.
Gross profit for the third quarter of fiscal 2018 was $5.2 million, or 26% of sales, compared with $6.1 million, or 23.3% of sales, a year ago.
Net income for the third quarter of fiscal 2018 was $3,000, or $0.00 per diluted share, compared with net income of $664,000, or $0.24 per diluted share, for the third quarter of fiscal 2017.
Cash and short-term investments of $10.4 million at the end of the third quarter of fiscal 2018 were at the same level as 2017 fiscal year end, the cash for the Germany operations of $2.5 million for the third quarter and $3.5 million for fiscal year end is included in the current assets held for sale.
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Conference Call Details
CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 am (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing 877-876-9174 or 785-424-1672. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSP Inc.
CSPi (NASDAQ:CSPI) maintains two distinct and dynamic divisions - High Performance Products, including the Cybersecurity Center of Excellence, and Technology Solutions - with a shared vision for technology excellence. CSPi’s cybersecurity solutions protect an organization’s critical assets to minimize, or remove, the impact of the inevitable data breach. Our ARIA Software Defined Security platform solves the complexities associated with securing devops environments, while our Myricom nVoy Series appliances provide automated breach identification and notification, enabled by the 10G dropless packet capture inherent in our Myricom® ARC intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and security services by partnering with best in class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking and Wireless & Mobility. For more information, please visit www.cspi.com.

Myricom and ARIA are trademarks of CSP Inc. All other brand names, product names or trademarks belong to their respective owners.

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, ARIA solution expect to begin to realize revenue from the product early in fiscal 2019, and multicomputer orders activity to continue in the fourth quarter. The Company cautions that numerous factors could cause actual

Exhibit 99.1

results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2018	September 30, 2017
Assets
Current assets:
Cash and short-term investments	$10,415	$10,421
Accounts receivable, net	14,463	18,376
Inventories	9,216	5,567
Other current assets	2,614	1,132
Current assets held for sale	14,581	14,867
Total current assets	51,289	50,363
Property, equipment and improvements, net	868	919
Other assets	5,119	5,458
Non-current assets held for sale	1,682	2,188
Total assets	$58,958	$58,928

Liabilities and Shareholders’ Equity
Current liabilities	$17,273	$16,296
Current liabilities held for sale	11,282	9,727
Pension and retirement plans	6,505	6,653
Non-current liabilities	598	29
Non-current liabilities held for sale	5,234	5,222
Total liabilities	40,892	37,927
Shareholders’ equity	18,066	21,001
Total liabilities and shareholders’ equity	$58,958	$58,928

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three months ended		Nine months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Sales:
Product	$16,080	$23,084	$43,798	$52,007
Services	3,964	3,345	9,480	8,127
Total sales	20,044	26,429	53,278	60,134

Cost of sales:
Product	13,527	19,615	36,473	44,044
Services	1,306	664	3,247	1,729
Total cost of sales	14,833	20,279	39,720	45,773

Gross profit	5,211	6,150	13,558	14,361

Operating expenses:
Engineering and development	895	578	2,352	1,747
Selling, general and administrative	4,094	4,230	11,682	10,910
Total operating expenses	4,989	4,808	14,034	12,657

Operating income (loss)	222	1,342	(476)	1,704

Other income (expense), net	458	(17)	413	57
Income before income taxes	680	1,325	(63)	1,761
Income tax expense	249	393	1,225	539
Net income (loss) from continuing operations	431	932	(1,288)	1,222
Loss from discontinued operations, net of tax	$(428)	$(237)	$(503)	$(141)
Net income (loss)	$3	$695	$(1,791)	$1,081
Net income (loss) attributable to common stockholders	$3	$664	$(1,791)	$1,035
Net income (loss) from continuing operations per share – basic	$0.11	$0.24	$(0.34)	$0.32
Net loss from discontinued operations per share - basic	$(0.11)	$(0.06)	$(0.13)	$(0.04)
Weighted average shares outstanding – basic	3,842	3,744	3,811	3,713
Net income (loss) from continuing operations per share – diluted	$0.11	$0.24	$(0.34)	$0.31
Net loss from discontinued operations per share - diluted	$(0.11)	$(0.06)	$(0.13)	$(0.04)
Weighted average shares outstanding – diluted	3,930	3,819	3,811	3,811